U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2013

OCTAGON 88 RESOURCES, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	000-53560	26-2793743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

Hochwachtstrasse 4 Steinhausen CH.	6312
(Address of principal executive offices)	(Zip Code)
41 79 237 62 18
(Issuer's Telephone Number)

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Election of Directors

On July 1, 2013, Mr. Richard O. Ebner was appointed a Director of the Company.    Mr. Ebner is currently a director and senior client adviser in private banking with The Dr. Blumer & Partner Group (“B&P”), one of Switzerland’s leading independent asset management companies. Dr. Blumer & Partners is a member of the Swiss Association of Asset Managers (SAAM).  Mr. Ebner joined B&P in January, 2012.

Prior from August 2010 to March 2011, Mr. Ebner was senior client adviser in private banking with Basler Kantonalbank.   From January 2009 to July 2010, Mr. Ebner was a Vice President of Clariden Leu A.G. working as a senior client adviser in private banking, having left UBS AG where he was a director from July 2006 to December 2008.

Since his graduation from the University of Fribourg in October 1998 with a master degree in business administration, Mr. Ebner has work in the financial industry and has a broad knowledge of the financial industry.  He will be a valuable addition to the Company’s Board of Directors bringing substantial financial experience.  Mr. Ebner speaks several languages including German, French, English, Turkish and Spanish.

Mr. Ebner currently holds no other positions with the Company.  There is no arrangement or understanding pursuant to which Mr. Ebner was appointed as a Director of the Company.  Mr. Ebner has no family relationships with any other executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers.  There is no material plan, contract or arrangement (whether or not written) to which Mr. Ebner is a party or in which he participates that is entered into or material amendment in connection with the Company’s appointment of Mr. Ebner, or any grant or award to Mr. Ebner or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Ebner.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Octagon 88 Resources, Inc.

Dated: July 10, 2013	By:	/s/ Guido Hilekes
Guido Hilekes, President